EXHIBIT 10.6

July 7, 2004

Joe Kennedy

Dear Joe:

We arc pleased to confirm our offer to you to join Savage Beast Technologies (the “Company”) as Chief Executive Officer and President reporting to the Company’s Board or Directors (the “Board”), in accordance with the terms of this letter (the “Agreement”). Speaking for myself and the Board, as well as the members of the Company’ s management team, we look forward to your future success in these positions. Subject to fulfillment of any conditions imposed by this Agreement, you will commence as Chief Executive Officer and President with the Company effective July 19, 2004 (the “Start Date”).

The terms and conditions of your new position with the Company are set forth below:

Chief Executive Officer and President Positions

You agree that you will devote all of your business time and efforts to the Chief Executive Officer and President positions, and apply your skill and experience to the performance of your duties. You shall comply with the Company’s policies and rules, as they may be in effect from time to time during the term of your employment. While employed by the Company, except with the written approval of the Board, you will not actively engage in any other employment, occupation or consulting activity; provided, however, that you may serve as an outside board member on other companies’ Board of Directors. You agree to complete any existing activities that would be in conflict with this paragraph no later than four weeks after you commence duties as the CEO and President of Savage Beast Technologies.

Board-Related Matters

The Board shall elect you a Director, effective immediately, and (provided that you remain Chief Executive Officer of the Company) its Chairman, effective August 1, 2005 (the “Effective Date”). During the interim between your Start Date and the Effective Date, Larry Marcus will continue to act as the Board’s nonemployee Chairman/lead outside director.

Compensation and Benefits

1. Base Salary. Your annual base salary effective upon the Start Date will be $250,000 (which amount, and any increases that may occur from time to time, shall be referred to herein as the “Base Salary”), less applicable withholdings and deductions, and payable in accordance with the Company’s standard payroll procedures.

2. Stock Options and Restricted Stock. On your Start Date you will be granted an option (the “Option”) to purchase such number of shares of Company Common Stock (the “Option Shares”) equal to seven and one-eighth (7.125%) of the Company’s total Outstanding Stock (as defined below), with a per share exercise price equal to $0.037 (the “Exercise Price”). The term of the Option shall be ten (10)years; provided that you shall have thirty (30) days to exercise such Option following the termination of your employment (subject to an extension pursuant to Section 7 below). The Option Shares shall be exercisable from time to time during the term of the Option, pursuant to the vesting schedule specified in a Stock Option Agreement, which vesting schedule shall specify that the Option Shares will vest in a series of thirty-six (36) successive equal monthly installments upon your completion of each month of service to the Company (“Service”) beginning after the one (1) year anniversary of the Start Date. In no event shall any additional Option Shares vest after your cessation of Service, except as otherwise provided herein. The Option will be an ISO to the maximum extent permitted by applicable law.

On your start date you will be granted such number of restricted shares of Company Common Stock (the “Restricted Stock”) equal to two and three-eighths (2.375%) of the Company’s total Outstanding Stock (as defined below), with a per share value equal to $0.037. The Restricted Stock shall vest on the one (1) year anniversary of the Start Dale. The Company will cooperate with you in connection with timely filing of an election with the Internal Revenue Service under Section 83(b) of the Code.

As used in this Agreement, the calculation of the Company’s total “Outstanding Stock” will include, in addition to all shares of common stock, all then-outstanding shares of preferred stock on an as-converted basis, all then-outstanding options on an as-exercised basis and all then-outstanding warrants on an as-exercised (and, if applicable, as-converted) basis at the time of your Start Date (assuming the closing of the Series R Preferred Stock financing before such Start Date), and any authorized but unissued option shares in the Company’s employee stock option pool.

3. Change of Control.

a. Definition. As used in this Agreement, “Change of Control” shall mean the sale, conveyance, or other disposal of all or substantially all of the Company’s property or business, or the merger with or into or consolidation with any other Company, limited liability company or other entity (other than a wholly-owned subsidiary of the Company); provided that none of the following shall be considered a Change of Control: (i) a merger effected exclusively for the purpose of changing the domicile of the Company, (ii) an equity financing in which the Company is the surviving entity, or (iii) a transaction in which the shareholders of the Company immediately prior to the transaction own 45% or more of the voting power of the surviving entity following the transaction.

b. Acceleration upon Change of Control. In the event of a Change or Control, fifty percent (50%) of the total number or Option Shares and Restricted Stock will vest immediately, with priority given first to the Restricted Stock, then to the Option Shares. You may choose to exercise the Options in conjunction with the Change of Control, or to leave them unexercised and fairly adjusted or converted in accordance with the acquiring company’s requirements. In the event that your remaining unvested Options are not assumed or substituted for by the acquiring company on terms consistent with the overall Change of Control transaction, then 100% of your unvested Option Shares shall vest in full.

c. Involuntary Termination/Constructive Termination. In the event that you are involuntarily terminated without Cause or experience a Constructive Termination of your employment (each an “Involuntary Termination”) within two (2) months prior to or twelve (12) months after a Change in Control, 100% of your then unvested Option Shares and Restricted Stock shall vest in full. You may choose to exercise the Options in conjunction with the Change of Control, or to leave them unexercised and fairly adjusted or converted in accordance with the acquiring company’s requirements for up to twelve (12) months after the termination date. In addition, you shall receive the benefits set forth in Section 7 of this letter.

For all purposes under this Agreement, “Constructive Termination” of your employment means: resignation from your employment with the Company within twelve (12) months after any of the following:

(a) any reduction of Executive’s base salary which is not part of a broad cross-company cost cutting effort.

(b) any requirement that Executive engage in any illegal or unethical conduct, after Executive has given the Company 30 days’ notice and opportunity to cure;

(c) the Company’s failure to fully cure within thirty (30) days any material breach by the Company of this Agreement, or any other agreement between Executive and the Company, of which Executive has notified the Board in writing;

(d) a relocation of Executive’s principal place of employment by more than fifty (50) miles.

Executive shall be deemed to be disabled if a majority of the Board (excluding Executive) determines in good faith that Executive is unable to perform the essential functions of his position with Company, even with reasonable accommodation, for a period of not less than ninety (90) consecutive days, due to a mental or physical illness or incapacity (hereafter “Disability”).

“Cause” for termination of your employment means: (a) gross misconduct, personal dishonesty, fraud or material misrepresentation in the performance of your duties or responsibilities to the Company under this Agreement that results from a willful act or omission by you; (b) conviction of (or entry of a plea of guilty to) a felony, or a misdemeanor involving moral turpitude; or (c) willful and material failure to perform your job duties to the Company; or (d) willful refusal to carry out a lawful directive of the Board that is consistent with your position and responsibilities, except where such failure or refusal results from your death, Disability (as defined in herein) or Constructive Termination (as defined herein); provided, however, that the conduct, event or condition specified in subsections (c) or (d) of this paragraph shall only constitute “Cause” if a majority of the Board (excluding Executive) determines in good faith that Executive has not cured the conduct, event or condition within a reasonable period of not less than 30 days after receipt of written notice from the Company. No act or failure to act shall be considered “willful” unless it is done, or omitted to be done, intentionally, in bad faith, and without reasonable belief that the action or omission was in the best interest of the Company.

4. Employee Benefits.

a. You will be eligible to participate in the employee benefit plans maintained by the Company that are applicable to other senior management to the full extent provided for under those plans. These plans shall provide a level of medical and dental health insurance coverage for your and your dependents that is not materially different from that you now have.

b. In addition, the Company agrees to reimburse you, for so long as your remain an employee of the Company, in an amount not to exceed $5,000 per year for any life insurance and long-term disability coverage that you may obtain personally.

c. The Company shall provide parking for you in the immediate vicinity of its office at its expense.

d. You will be eligible for 4 weeks vacation each year of employment and for such holidays as are customary for senior executives of the Company.

5. Indemnification. To the maximum extent permitted by law, the Company shall indemnify and defend you from all costs, expenses and losses whether direct or indirect, including consequential damages and attorneys’ fees, actually and necessarily incurred or sustained by you during or after the term of your service to the Company by reason of any claim or cause of action arising from or relating to the discharge of your duties made in good faith while performing services for the Company. To the extent you are eligible under the terms of such policies, you shall be covered by any and all insurance policies of the Company for indemnification of its directors and officers. The Company will advance any expenses for which indemnification is available to the extent allowed by applicable law.

6. General Release. Any other provision of this Agreement notwithstanding, you shall not be entitled to the severance benefits set forth below unless you entered into mutual agreements with the Company (i) to release all known and unknown claims that you may then have against the Company or persons affiliated with the Company, provided, however, that you will not be required to release any claims with respect to any then-unpaid deferred compensation earned under the terms of the Arrangement; and (ii) not to prosecute any legal action or other proceeding based upon any of such claims.

7. Involuntary Termination Benefits. In the event you experience an Involuntary Termination at any time during your employment with the Company (or any successor to the Company) within one (1) year from your Start Date, and provided you execute the mutual general release described above, you will be entitled to receive a severance benefit comprising i) twelve months’ Base Salary, ii) the immediate vesting of one additional year of unvested Options and Restricted Stock, iii) extension of the exercise period for all options to at least twelve (12) months after the termination date, and iv) the Company will pay the applicable COBRA premiums to maintain the level of medical and dental health insurance benefits for you and your dependents in effect on your last day of employment for twelve (12) months after the termination date.

In the event you experience an Involuntary Termination more than one (1) year from your Start Date, and within one year following a Change of Control, provided you execute the mutual general release described above, you will be entitled to receive a severance benefit comprising i) twelve months’ Base Salary, and ii) the Company will pay the applicable COBRA premiums to maintain the level of medical and dental health insurance benefits for you and your dependents in effect on your last day of employment for twelve (12) months after the termination date.

In the event you experience an Involuntary Termination at any lime during your employment with the Company (or any successor to the Company) that is more than one (1) year from your Start Date and neither 2 months prior to nor within one year following a Change of Control, and provided you execute the mutual general release described above, you will be entitled to receive a severance benefit comprising i) six months’ Base Salary, ii) the immediate vesting of one additional year of unvested Options and Restricted Stock, iii) extension of the exercise period for all options to at least twelve (12) months after the termination date, and iv) the Company will pay the applicable COBRA premiums to maintain the level of medical and dental health insurance benefits for you and your dependents in effect on your last day of employment for twelve (12) months alter the termination date.

“At-Will” Employment

Subject to the terms of this Agreement, your employment with the Company shall be for no specified period or term and shall constitute “at-will” employment, which means that either you or the Company may terminate your employment at any time, for any or no reason, with or without cause (but subject to the obligations set forth in this Agreement). Any contrary representations that may have been made to you shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between you and the Company on the “at-will” nature of your employment, which may only be changed in an express written agreement signed by you and another authorized officer of the Company.

No Inconsistent Obligations

By accepting this offer of employment, you represent and warrant to the Company that you arc under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations set forth in this Agreement. You also represent and warrant that you will not use or disclose, in connection with your employment by the Company, any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest, and that your employment by the Company as contemplated by this Agreement will not infringe upon or violate the rights of any other person or entity. You represent and warrant to the Company that you have returned all property and confidential information relating to any prior employers.

Conditions of Employment

This entire agreement will be in effect, and will be treated as having been in effect as of the Start Date upon: (a) signing and delivering to me the Company’s standard form of Proprietary Information and Inventions Agreement; and (b) you providing the Company with legally-required proof of your identity and authorization to work in the United States.

Applicable Law; Severability

This Agreement shall be governed by the laws of the State of California, without reference to rules relating to conflicts of law. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

Successors and Assigns

This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that you may not assign, transfer or delegate your rights or obligations under this Agreement and any attempt to do so shall be void.

Entire Agreement

This Agreement sets forth our entire agreement and understanding regarding the terms and conditions of your employment with the Company, and supersedes any prior representations or agreements, whether written or oral. This Agreement may not be modified in any way except in writing signed by a nonemployee member of the Board on behalf of the Company and you, and approved by the Board of Directors of the Company. To the extent any provision of this agreement conflicts with that of any other legal agreement (e.g., Stock Option Plan, Stock Option Agreement, etc.) that affects your employment or compensation, the provision that is most beneficial to you shall apply.

If the foregoing terms and conditions arc acceptable to you, please indicate your acceptance of this offer of employment by signing in the space provided below, and delivering the executed original to me along with your executed originals of the Proprietary Information and Inventions Agreement. We look forward to you accepting our offer and becoming the Company’s Chief Executive Officer and President.

Sincerely,

Savage Beast Technologies Incorporated

By:	/s/ Larry Marcus	7/13/04
Larry Marcus, Member of the Board of Directors

I have read and accept this employment offer. This Agreement sets forth the complete agreement between me and the Company regarding the subject matter hereof and supersedes any and all prior representations between me and the Company, whether written or oral.

/s/ Joe Kennedy	7/12/2004
Joe Kennedy	Date